PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                       OF

                     MENTOR GROWTH OPPORTUNITIES PORTFOLIO


         This PLAN OF DISTRIBUTION has been adopted by Mentor Funds (the "Trust") on behalf of Mentor Growth Opportunities Portfolio, a series of shares of beneficial interest of the Trust (the "Portfolio").

                                    RECITALS

         A. The Trust intends to engage in business as an open-end, diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         B. The Portfolio desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act in respect of its Class B shares, and the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Plan of Distribution will benefit the Portfolio and its shareholders; and

         C. The Portfolio intends to employ a distributor as principal underwriter of the securities of which it is the issuer (the "Distributor");

         NOW, THEREFORE, the Trust, on behalf of the Portfolio, hereby adopts this Plan of Distribution (the "Plan") in respect of the Portfolio's Class B shares, in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

         1. The Portfolio shall pay to the Distributor a distribution fee for expense related to distribution of its Class B shares at the annual rate of 0.75 of one percent (0.75%) of the

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Portfolio's average daily net assets attributable to its Class B shares, such fee to be calculated and accrued daily and paid monthly. In addition, the Distributor will receive a contingent deferred sales charge, as described in the Trust's prospectus, upon Class B shares of the Portfolio redeemed by a shareholder who has held such shares for a period of five years or less. The contingent deferred sales charge will not offset amounts to be paid to the Distributor under the Plan of Distribution.

         2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Class B shares of the Portfolio in accordance with the Distribution Agreement between the Distributor and the Trust and may be spent by the Distributor or its agents on any activities or expenses related to the sale and repurchase of the Portfolio's Class B shares, including, but not limited to, commissions and other compensation to persons who engage in or support distribution and repurchase of shares; printing of prospectuses and reports for other than existing shareholders; advertising; preparation and distribution of sales literature; and overhead, travel and telephone expenses.

         3. This Plan shall not take effect until it has been approved by a vote of Class B shares constituting at least a majority of the outstanding voting securities, as defined in the 1940 Act, of such class.

         4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Trustees and
(b) those Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

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         5. This Plan shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

         6. Any person authorized to direct the disposition of monies paid or payable by the Portfolio pursuant to this Plan or any related agreement shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of Class B shares constituting a majority of the outstanding voting securities of such class.

         8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for initial approval in paragraph 4 hereof.

         9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are themselves not interested persons.

         10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of execution this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

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         A copy of the Agreement and Declaration of Trust of the Trust is on
file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.

         IN WITNESS WHEREOF, the Trust has executed this Plan of Distribution as of the date first above written.

                          MENTOR FUNDS
                          on behalf of the Mentor Growth Opportunities Portfolio


                          By: __________________________
                              President


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